MICHAEL T. STUDER, C.P.A., P.C.
45 Church Street – P.O. Box 430
Freeport, N.Y. 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

MICHAEL T. STUDER
Certified Public Accountant

April 5, 2005

Board of Directors
Montana Acquisition Corp.
14 Franklin Street, Suite 900
Rochester, NY 14604

Gentlemen:

This will confirm my understanding of the services that I will provide to Montana Acquisition Corp. (the "Company").

I will review the financial statements of the Company to be included in the Company's Forms 10-QSB filings for the quarterly periods ended from March 31,2002 to March 31, 2005, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. My review will consist primarily of inquiries of company personnel and analytical procedures applied to financial data and I will require a representation letter from management. A review does not contemplate obtaining an understanding of the internal control structure or assessing control risk, tests of accounting records and responses to inquiries by obtaining corroborating evidential matter, and certain other procedures ordinarily performed during an audit. Thus, a review does not provide assurance that I will become aware of all significant matters that would be disclosed in an audit. My engagement cannot be relied upon to disclose errors, irregularities, or illegal acts, including fraud or defalcations, that may exist. However, I will inform the appropriate level of management of any material errors that come to my attention and any irregularities or illegal acts that come to my attention, unless they are clearly inconsequential. I will not perform an audit of such financial statements, the objective of which is the expression of an opinion regarding the financial statements taken as a whole, and, accordingly, I will not express such an opinion on them. You agree to provide me with copies of the final drafts of the Forms 10-QSB for my approval before they are filed.

I will audit the financial statements of the Company to be included in the Company's Form 10-KSB filings for the annual periods ended December 31, 2001, 2002, 2003, and 2004, for the purpose of expressing an opinion thereon.

The financial statements are the responsibility of the Company's management. Encompassed in that responsibility is the establishment and maintenance of effective internal control over financial reporting, the establishment and maintenance of proper accounting records, the selection of appropriate accounting principles, the safeguarding of assets, and compliance with relevant laws and regulations. Management is also responsible for making all financial records and related information available to us.

My responsibility is to express an opinion on the financial statements based on my audit, and is limited to the period covered by my audit. If circumstances preclude me from issuing an unqualified opinion, I will discuss the reasons with you in advance. If, for any reason, I am unable to complete the audit or I am unable to form or have not formed an opinion, I may decline to express an opinion or decline to issue a report as a result of the engagement.

I am responsible for conducting the audit in accordance with standards of the Public Company Accounting Oversight Board (United States) Those standards require that I obtain reasonable rather than absolute assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud. Accordingly, a material misstatement may remain undetected. Also, an audit is not designed to detect error or fraud that is immaterial to the financial statements. I will inform you of all matters of fraud that come to my attention. I will also inform you of illegal acts that come to my attention, unless they are clearly inconsequential.

An audit includes obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify reportable conditions, that is, significant deficiencies in the design or operation of internal control. However, during the audit, if I become aware of such reportable conditions or ways that I believe management practices can be improved, I will communicate them to the audit committee [or others with equivalent authority, such as the board of directors] in a separate letter.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Accordingly, the areas and number of transactions selected for testing will involve judgment. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. My procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, and direct confirmation of certain assets and liabilities by correspondence with selected creditors, legal counsel, and banks. At the conclusion of my audit, I will request certain written representations from you about the financial statements and related matters.

The Company's management is responsible for adjusting the financial statements to correct material misstatements and for affirming to me in the representation letter that the effects of any uncorrected misstatements aggregated by me during the current

engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

If you intend to publish or otherwise reproduce the financial statements and make reference to my firm, you agree to provide me with printers' proofs or masters for my review and approval before printing. You also agree to provide me with a copy of the final reproduced material for my approval before it is distributed.

The working papers for this engagement are the property of Michael T. Studer, CPA, P.C. and constitute confidential information. However, I may be requested to make certain working papers available to you. If requested, access to such working papers will be provided under the supervision of Michael T. Studer, CPA, P.C. personnel. Furthermore, upon request, I may provide photocopies of selected working papers.

I estimate that my fees for these services will range from $15,000 to $19,500 ($2,500 to $3,000 for each annual audit; $500 to $750 for each quarterly review). The fee estimate is based on anticipated cooperation from your personnel and the assumption that unexpected circumstances will not be encountered. If significant additional time is necessary, I will discuss it with you and arrive at a new fee estimate before I expend the additional time. My invoices for these fees will be rendered periodically as work progresses and are payable on presentation. In accordance with firm policy, work may be suspended if your account becomes overdue and will not be resumed until your account is paid in full.

I appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let me know. If you agree with the terms of my engagement as described in this letter, please sign the enclosed copy and return it to me, along with a check payable to Michael T. Studer CPA P.C. in the amount of $5,000.

Very truly yours,

Michael T. Studer

Accepted and Agreed to:
Montana Acquisition Corp.

By: ______________________
Randolph S. Hudson, President

Date: April 6, 2005

Signed on behalf of the corporation and not individually.)